Exhibit 1.2

WF Holding Limited

A company incorporated in the Cayman Islands with registered number 398367

(the “Company”)

Written Resolutions by the Board of Directors of the Company

March 23, 2026

1	Disclosure of Interests

1.1	By signing these resolutions, each undersigned director of the Company (each a “Director” and together the “Directors”) confirms that he or she has properly and duly disclosed all of his or her interests as required to be disclosed to the board of directors of the Company (the “Board”) in relation to all matters being resolved herein pursuant to the amended and restated memorandum and articles of association of the Company and/or otherwise required by any applicable law.

2	Share Consolidation

2.1	IT IS NOTED THAT:

(a)	the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires that listed shares maintain a minimum bid price of $1.00 per share (the “Bid Price Rule”) and the Company has until April 27, 2026 to regain compliance with the Bid Price Rule;

(b)	that at an Extraordinary General Meeting of Members of the Company held on March 23, 2026, the Company’s shareholders approved, among other things, an ordinary resolution authorizing the Board to implement one or more share consolidations of the Company’s issued and unissued ordinary shares of par value $0.00005 each within two (2) years at a ratio as the Board may determine from time to time in its absolute discretion; provided that the accumulative consolidation ratio for all such share consolidation(s) shall not be more than 1-for-250 (the “Shareholder Authorization”);

(c)	the Shareholder Authorization further authorized the Board to settle as it considers expedient any difficulty which arises in relation to the share consolidation, including, without limitation, the treatment of fractional entitlements and the capitalization of reserves to round up any fractions; and

(d)	the Board has determined that it is advisable and in the best interests of the Company and its shareholders to implement a 1-for-5 share consolidation to regain the Company’s compliance with the Bid Price Rule.

2.2	IT IS RESOLVED THAT:

(a)	pursuant to and in accordance with the Shareholder Authorization, the Companies Act of the Cayman Islands, the Company’s Amended and Restated Memorandum and Articles of Association and applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), effective 12:01 a.m. (Eastern Time) on Monday, April 13, 2026, or as soon thereafter as practicable, each five (5) issued and unissued ordinary shares shall be combined into one (1) ordinary share of the Company (the “Share Consolidation”), without any further action by the holders of existing issued and outstanding ordinary shares;

(b)	as a result of such Share Consolidation the authorized share capital of the Company shall be amended from US$50,000 divided into 1,000,000,000 shares of par value US$0.00005 each to US$50,000 divided into 200,000,000 shares of a par value of US$0.00025 each;

www.verify.gov.ky File#: 398367	Filed: 02-Apr-2026 12:09 EST Auth Code: G76106380964

(c)	no fractional shares shall be issued in connection with the Share Consolidation and any fractional share that would otherwise be issued to a holder as a result of the Share Consolidation shall be rounded up to the nearest whole ordinary share;

(d)	as the Company may be required to issue additional new ordinary shares, par value US$0.00025 per share (the “New Shares”), to current holders of the Company’s issued and outstanding ordinary shares as a result of the rounding up of fractional shares described above, the Company be, and hereby is, authorized to apply amounts standing to the credit of the share premium account of the Company to issue such New Shares credited as fully paid due to such rounding;

(e)	VStock Transfer, LLC, transfer agent and registrar for the ordinary shares and the person who maintains the Company’s register of members (the “Register of Members”), be and hereby is authorized to update the Register of Members to the extent required to give effect to the Share Consolidation and to provide the registered office provider of the Company with a copy of such Register of Members within 15 days of updating the Register of Members and to otherwise issue, countersign, record and register, as applicable, certificates, or uncertificated New Shares in book-entry form if no certificates are to be issued, for the New Shares resulting from the Share Consolidation;

(f)	the Authorized Persons (as defined below) and the Company’s outside legal counsel be, and each of them acting alone hereby is, authorized, empowered, and directed, acting in the name and on behalf of the Company, to take such actions and execute and submit such documents to various regulatory or non-regulatory agents, including but not limited to, Nasdaq and The Depository Trust & Clearing Corporation, in connection with the Share Consolidation, and to correspond with such agents in connection therewith; and

(g)	the Authorized Persons and the Company’s outside legal counsel, be, and each of them acting alone hereby is, authorized, empowered, and directed, acting in the name and on behalf of the Company, to take such actions and execute and submit such documents to Cayman Stock Exchange or other agencies or authorities in connection with the Share Consolidation, and to correspond with such agencies and authorities in connection therewith, including, but not limited to, the application of new CUSIP number(s) for the Company’s ordinary shares.

3	SEC Filings

3.1	IT IS RESOLVED THAT, the Authorized Persons be, and each of them acting alone hereby is, authorized, empowered, and directed, acting in the name and on behalf of the Company, to take such actions and execute and file such reports with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the actions authorized or contemplated by the foregoing resolutions and all related documents and agreements as are required under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and other applicable federal laws and regulations, and to correspond with the SEC and make additional amended and other filings with the SEC in connection therewith, including, but not limited to, the furnishing of a report on Form 6-K.

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4	General Authorisation

4.1	IT IS RESOLVED THAT, in connection with or to carry out the actions contemplated by the foregoing resolutions, any Director or officer of the Company (the “Authorized Persons” and each an “Authorized person”) be, each hereby is, authorised, in the name and on behalf of the Company, to do such further acts and things as such Authorised Signatory shall deem necessary or appropriate, including to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all such acts and to sign, make, execute, deliver, issue or file (or cause to be signed, made, executed, delivered, issued or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents or waivers and all amendments to any such agreements, documents, instruments, certificates, consents or waivers and to pay, or cause to be paid, all such payments, as any of them may deem necessary or advisable in order to carry out the intent of the foregoing resolutions, the authority for the doing of any such acts and things and the signing, making, execution, delivery, issue and filing of such of the foregoing to be conclusively evidenced thereby.

5	Ratification of Prior Actions

5.1	IT IS RESOLVED THAT any and all actions of the Company, or of any Director or officer, taken in connection with the actions contemplated by the foregoing resolutions prior to the execution hereof be and are hereby ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval and approved by, the Board prior to such action being taken.

*	These resolutions may be signed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.

[Signature page to follow]

3 www.verify.gov.ky File#: 398367	Filed: 02-Apr-2026 12:09 EST Auth Code: G76106380964

IN WITNESS WHEREOF, the undersigned have executed these Written Resolutions as of the date first above written.

/s/ Chee Hoong Lew
Chee Hoong Lew

/s/ Chee Leong Lee
Chee Leong Lee

/s/ Chee Hoong Lim
Chee Hoong Lim

/s/ Choon Hann Lua
Choon Hann Lua

www.verify.gov.ky File#: 398367	Filed: 02-Apr-2026 12:09 EST Auth Code: G76106380964